Filed in the Office of	Business Number E0640482010-6
Barbara K. Cegavske	Filing Number 20201120052
Secretary of State State Of Nevada	Filed On 12/23/2020 10:31:00 AM
	Number of Pages 3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☒ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Amplitech Group, Inc. Entity or Nevada Business Identification Number (NVID): NV20111023140
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Series B Date of Designation: 04/27/2015 No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * (see attached)
8. Signature: (Required)	X [signature] Signature of Officer Date: 12-14-2020

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

UNANIMOUS WRITTEN CONSENT OF THE DIRECTORS OF AMPLITECH GROUP INC.

THE UNDERSIGNED, being all of the directors of Amplitech Group Inc., a Nevada corporation (the "Corporation"), pursuant to the provisions of the Nevada Revised Statutes, the undersigned does hereby adopt the resolutions set forth below and upon execution of this consent (the "Consent"), the resolutions set forth below shall be deemed to have been adopted to the same extent and to have the same force and effect as those adopted in a formal meeting of the Corporation's Board of Directors, duly called and held for the purpose of acting upon proposals to adopt such resolutions:

WHEREAS, the Board of Directors believes it is in the best interest of the shareholders of the Corporation to effectuate a reverse stock split at a rate of between 1 to 100 and 1 to 200, to be appropriately adjusted by the Board of Directors, in accordance with the listing standards of the Nasdaq national exchange, immediately prior to effectiveness, while the authorized shares of common stock remain at 500,000,000, with a record date of December 14, 2020.

WHEREAS, the Board of Directors believes it is in the best interest of the shareholders of the Corporation to adopt the 2020 Equity Incentive Plan attached hereto as Exhibit A (the "Plan").

WHEREAS, the Board of Directors believes it is in the best interest of the shareholders of the Corporation to amend and restate the Corporation's Articles of Incorporation, in a form substantially similar to Exhibit B (the "Amended Articles"), and file the Amended Articles with the State of Nevada.

WHEREAS, the Board of Directors believes it is in the best interest of the shareholders of the Corporation to amend and restate the Corporation's Bylaws, in a form substantially similar to Exhibit C (the "Amended Bylaws").

WHEREAS, the Board of Directors believes it is in the best interest of the shareholders of the Corporation to amend and restate the Corporation's Certificate of Designation for its Series A Preferred Stock, in a form substantially similar to Exhibit D (the "Amended Certificate"), and file the Amended Certificate with the State of Nevada.

AND WHEREAS, the Board of Directors believes it is in the best interest of the shareholders of the Corporation to file a Certificate of Withdrawal of Certificate of Designation related to the Corporation's Series B Preferred Stock, in a form substantially similar to Exhibit E (the "Withdrawal"), and file the Withdrawal with the State of Nevada.

THEREFORE, BE IT RESOLVED, that the Corporation effectuate a reverse stock split at a rate of between 1 to 100 and 1 to 200, to be appropriately adjusted by the Board of Directors, in accordance with the listing standards of the Nasdaq national exchange, immediately prior to effectiveness, while the authorized shares of common stock remain at 500,000,000, with a record date of December 14, 2020.

FURTHER RESOLVED, that the Corporation adopt the Plan.

FURTHER RESOLVED, that the Corporation adopt the Amended Articles, the Amended Bylaws, the Amended Certificate and the Withdrawal, and file such with the State of Nevada, as applicable.

FURTHER RESOLVED, that any and all actions heretofore reasonably taken by or on behalf of the Corporation in the conduct of its business prior to the date hereof are approved, ratified and confirmed in all respects as being the acts and deeds of the Corporation, including any and all actions heretofore made for or on behalf or in the name of the Corporation by any of the Corporation's officer and directors.

FURTHER RESOLVED, that the proper officers of the Company be, and they and each of them hereby are, authorized and empowered, in the name of the Corporation and on its behalf, to do all such further acts and things, and to execute, deliver and file with the appropriate authorities all such further documents, certificates and instruments, as such officers, in their sole discretion, shall determine to be necessary, appropriate or advisable in order to carry out the intent of the foregoing resolutions, any such execution delivery and/or filing by such officers of any such document, certificate or instrument.

IN WITNESS WHEREOF, the undersigned directors have hereunto set their hands and adopted the above resolutions as of October 7, 2020 and hereby directs that a signed copy of this written consent be filed with the Minutes of the proceedings of the directors of the Corporation.

DIRECTORS:

Fawad Maqbool

Signatures witnessed by: Michelle Krause

MICHELLE E KRAUSE
NOTARY PUBLIC-STATE OF NEW YORK
No. 01KR6275667
Qualified in Suffolk County
My Commission Expires January 28, 2021

Louisa Sanfratello

Signatures witnessed by: Michelle Krause

MICHELLE E KRAUSE
NOTARY PUBLIC-STATE OF NEW YORK
No. 01KR6275667
Qualified in Suffolk County
My Commission Expires January 28, 2021